Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CARBO Ceramics Inc. Director Deferred Fee Plan of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedule of CARBO Ceramics Inc., CARBO Ceramics Inc. management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
September 18, 2006